Exhibit 10.n
Masco Corporation Consulting Arrangement with John R. Leekley, November 30, 2008
     Effective as of November 30, 2008, John R. Leekley, 65, has stepped down from his position as Senior Vice President – General Counsel and Assistant Secretary of Masco Corporation in connection with his retirement from the Company. Following his retirement on November 30, 2008, the Company has an arrangement with Mr. Leekley to provide consulting services to the Company during 2009, not to exceed the equivalent of twenty percent of full time employment. Mr. Leekley will earn $200,000 for such services.